Exhibit 99.1

Dolby Laboratories Announces Agreement to Acquire GE Licensing from GE Aerospace

Acquisition to strengthen Dolby’s licensing businesses and create opportunity for future growth

SAN FRANCISCO, JUNE 6, 2024 – Dolby Laboratories, Inc. (NYSE: DLB), a leader in immersive entertainment experiences, announced today that it has entered into a definitive agreement to acquire GE Licensing, which owns, maintains, and licenses an extensive portfolio of IP primarily targeting the consumer digital media and electronics sectors.

As one of the most respected companies in the field of patent licensing and management, GE Licensing is a leading innovator with world-class patents and licensing expertise, especially with respect to pioneering video codec technology. The transaction will include a portfolio of over 5,000 patents, including foundational patents in standard essential video compression. GE Aerospace will retain its portfolio of IP related to its core aerospace and defense technologies, as well as the trademark portfolio for the GE brand.

“GE Licensing is home to a number of essential innovations that power the modern world” said Andy Sherman, Dolby Executive Vice President, Patent Licensing and General Counsel. “An important part of Dolby’s strategy is providing value to our customers, partners, and the industry through open standards and collaborative pool licensing. This acquisition gives us the opportunity to continue to promote and support innovation within our ecosystems.”

This acquisition is an extension of Dolby’s existing licensing businesses. GE Licensing’s portfolio of video codec technology, such as HEVC and VVC, complement, strengthen, and expand the scale of Dolby’s intellectual property portfolio. Dolby is committed to continuing to facilitate the adoption of next-generation standardized technologies – enabling industry efficiency, continuity, and growth.

“Dolby is a trusted leader and innovator with a long history in licensing technologies and patents through collaborative structures,” said Robert Giglietti, GE Aerospace’s CEO of Corporate Holdings and Treasurer. “As GE Aerospace continues to sharpen its focus as a standalone company serving aerospace and defense customers, Dolby is the right partner for ensuring these innovative digital media technologies continue to serve businesses and consumers around the world.”

Financial Considerations

Dolby Laboratories has agreed to acquire GE Licensing, an intellectual property licensing business primarily targeting the consumer digital media and electronics sectors, in a $429 million all cash transaction. This deal is expected to close by the end of fiscal year 2024, subject to regulatory approval and other customary closing conditions, and is not expected to have a material impact on Dolby’s fiscal year 2024 results. This transaction includes attractive complementary assets that strengthen and expand Dolby’s patent portfolios, and represents a compelling financial profile of durable, high-margin revenue. Dolby expects the deal to be accretive on a non GAAP basis to operating margins and EPS in fiscal 2025.

This transaction is not expected to affect Dolby’s practice of returning capital to stockholders through its quarterly dividend and through stock repurchases to offset dilution from stock-based compensation.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is based in San Francisco, California with offices around the globe. From movies and TV shows, to apps, music, sports, and gaming, Dolby transforms the science of sight and sound into spectacular experiences for billions of people worldwide. Dolby partners with artists, storytellers, developers, and businesses to revolutionize entertainment and communications with Dolby Atmos, Dolby Vision, Dolby Cinema, and Dolby.io. Dolby, Dolby Atmos, Dolby Vision, Dolby Cinema, Dolby.io, and the double-D symbol are among the registered and unregistered trademarks of Dolby Laboratories in the United States and/or other countries.

About GE Aerospace

GE Aerospace (NYSE: GE) is a global aerospace propulsion, services, and systems leader with an installed base of approximately 44,000 commercial and 26,000 military aircraft engines. With a global team of 52,000 employees building on more than a century of innovation and learning, GE Aerospace is committed to inventing the future of flight, lifting people up, and bringing them home safely. Learn more about how GE Aerospace and its partners are defining flight for today, tomorrow and the future at www.geaerospace.com.

Forward-Looking Statements

This press release contains forward-looking information related to Dolby and Dolby’s proposed acquisition of the intellectual property licensing business of General Electric (the “Licensing Business”), that involves substantial risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. When used in this press release, words such as “enables”, “intends”, “will”, “expects”, and similar expressions and any other statements that are not historical facts are intended to identify forward-looking statements. Forward-looking statements contained herein may include, among other things, statements about the potential benefits and financial implications of the proposed transaction, the potential impact of the proposed transaction on Dolby’s practices regarding quarterly dividends and share repurchases, Dolby’s plans, objectives, expectations, and intentions regarding the Licensing Business and the assets that comprise the Licensing Business, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Dolby to consummate the proposed transaction on a timely basis or at all; Dolby’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Dolby’s ability to successfully integrate the Licensing Business’s operations; Dolby’s ability to implement its plans, forecasts, and other expectations with respect to the Licensing Business and the assets that comprise the Licensing Business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; risks related to diverting management’s attention from Dolby’s ongoing business operations; potential negative effects of the announcement or the consummation of the proposed transaction on the market price of Dolby’s Class A common stock or on Dolby’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; and the effect of the announcement or pendency of the transaction on Dolby’s or the Licensing Business’s relationships, operating results, and business generally.

Further information on these and other risks and uncertainties relating to Dolby can be found in its reports and other filings Dolby makes with the Securities and Exchange Commission (the “SEC”) from time to time and available at www.sec.gov. Copies of documents filed with the SEC by Dolby (when they become available) may be obtained free of charge on Dolby’s website at https://investor.dolby.com. The forward-looking statements included herein are made only as of the date hereof. Dolby disclaims any obligation to update these forward-looking statements, except as required by law.

Press Contacts

dolby@berlinrosen.com